Exhibit 99.(k)(7)

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT dated as of February 5, 2021 (this “Agreement”), by and between FIRST EAGLE CREDIT OPPORTUNITIES FUND, a Delaware statutory trust (the “Pledgor”) and ALLY BANK (“Ally Bank”), as administrative agent (in such capacity, the “Administrative Agent”), as secured party on behalf of the Secured Parties.

WHEREAS, First Eagle Credit Opportunities Fund SPV, LLC, a Delaware limited liability company, as borrower (the “Borrower”), First Eagle Alternative Credit, LLC, as collateral manager (the “Collateral Manager”), each of the lenders from time to time party thereto (in such capacity, the “Lenders”), the Administrative Agent and U.S. Bank National Association, as collateral custodian (in such capacity, the “Collateral Custodian”) and document custodian (in such capacity, the “Document Custodian”), are parties to that certain Loan, Security and Collateral Management Agreement, dated as of February 5, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the “Loan and Security Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed thereto in the Loan and Security Agreement.

WHEREAS, the Lenders have agreed to make Loan Advances to the Borrower pursuant to, and subject to the terms and conditions of, the Loan and Security Agreement. The obligation of the Lenders to make Loan Advances under the Loan and Security Agreement is conditioned on the execution and delivery by the Pledgor of this Agreement securing the full and punctual payment and performance of (a) the principal of and interest on the Loan Advances, when and as due, whether at maturity, by acceleration, or otherwise (including, without limitation, all interest thereon, whether accruing prior to, on or after the maturity of the Loan Loan Advances, the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Pledgor and whether or not a claim for post filing or post-petition interest is allowed in any such proceeding) and (b) all other Obligations of the Borrower (the foregoing collectively being herein referred to as the “Secured Obligations”).

WHEREAS, the Pledgor is the owner of all of the membership interests of the Borrower and will receive substantial benefits from the Loan Advances and other financial accommodations made available to the Borrower under the Loan and Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Pledge and Collateral Assignment. As collateral security for the prompt and complete payment, performance and observance of all present and future Secured Obligations, the Pledgor hereby pledges and collaterally assigns to the Administrative Agent for the benefit of the Secured Parties, and grant to the Administrative Agent for the benefit of the Secured Parties, a lien on and security interest in its collateral described in Section 2 hereof (collectively, the “Pledged Collateral”).

2. Description of Pledged Collateral.

(a) The Pledged Collateral is described as follows and on any separate schedules at any time furnished by the Pledgor to the Administrative Agent (which schedules are hereby deemed part of this Agreement):

(i) all right, title, benefit and interest of the Pledgor, whether now existing or hereafter acquired, in (A) the membership interests of the Borrower (the “Membership Interests”) as set forth on Schedule I and (B) the limited liability operating agreement of the Borrower (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “LLC Agreement”) under which the Membership Interests exist;

(ii) all right, title and interest of the Pledgor in and to all present and future payments, profits, return of contributions, proceeds, distributions, income, instruments, compensation, property, assets, interests and rights in respect of or in exchange for the Membership Interests or the LLC Agreement and all monies due or to become due and payable to the Pledgor in connection with or related to any of the foregoing or otherwise paid, issued or distributed from time to time in respect of or in exchange therefor, and any certificate, instrument or other document evidencing or representing the same (including, without limitation, all proceeds of dissolution or liquidation); and

(iii) all proceeds (as defined in the UCC as in effect from time to time in the State of New York (the “NY UCC”)) of every kind and nature, including proceeds of proceeds, of any and all of the foregoing (including, without limitation, proceeds which constitute property of the type described above and to the extent not otherwise included, all cash proceeds thereof).

(b) The Pledgor and the Borrower each acknowledge that, in conjunction with the exercise of its remedies following the occurrence or declaration of the Termination Date or the date of the automatic occurrence of the Termination Date, in each case pursuant to Section 9.2(a) of the Loan and Security Agreement (such date, the “Exercise Date”), the Administrative Agent may exercise all rights granted to the Pledgor under the LLC Agreement without the consent of the Pledgor, but subject to and in accordance with the terms of Sections 7 and 9 hereof.

3. Delivery of Certificates, Instruments, Etc.; Pledgor Remains Liable.

(a) The Pledgor shall deliver to the Document Custodian or to the Collateral Custodian at the Custody Facilities (or at such other location identified to the Pledgor and the Administrative Agent by the Collateral Custodian) as the agent and bailee of the Administrative Agent:

(i) any and all original certificates, instruments and other documents at any time evidencing or representing the Pledged Collateral as of the date hereof concurrently with the execution and delivery of this Agreement; and

(ii) any and all original certificates, instruments or other documents at any time evidencing or representing the Pledged Collateral not delivered on the date hereof within three (3) Business Days after the Pledgor’s receipt thereof. Each delivery of Pledged Collateral shall be accompanied by a schedule showing a description of the collateral theretofor and then being pledged hereunder, which schedule shall be attached hereto as Schedule I and made a part hereof. Each schedule so delivered shall supersede any prior schedules so delivered.

(b) The Pledgor represents and warrants that (i) none of the membership interests are certificated, (ii) the Pledgor shall cause the Borrower to not elect that the Membership Interests be securities governed by Article 8 of the NY UCC and (iii) none of the Membership Interests constitute a “security” within the meaning of the NY UCC and covenants that it will not suffer or permit any Membership Interest to constitute a “security” within the meaning of the NY UCC.

(c) Notwithstanding the foregoing, if any of the Pledged Collateral at any time constitutes a “certificated security” or “instrument” (in each case as defined in the NY UCC), such item shall be in bearer form or, if in registered form, shall be issued in the name of the Administrative Agent or endorsed to the Administrative Agent or accompanied by undated blank interest powers, note powers, endorsements or other necessary instruments of transfer, registration or assignment, duly executed in blank and in form and substance reasonably satisfactory to the Administrative Agent.

(d) Notwithstanding the foregoing, if any of the Pledged Collateral at any time constitutes “uncertificated securities” within the meaning of the NY UCC, the Pledgor will promptly notify the Collateral Custodian, the Administrative Agent, the Borrower and the Collateral Manager thereof and the Pledgor will promptly take and cause to be taken, and will cause the issuer to take, all actions required under Articles 8 and 9 of the NY UCC and any other applicable law, to enable the Administrative Agent to acquire “control” (within the meaning of such term under Section 8-106 (or its successor provision) of the NY UCC) of such uncertificated securities and as may be otherwise necessary or reasonably deemed appropriate by the Administrative Agent to perfect the security interest of the Administrative Agent therein.

(e) Anything herein to the contrary notwithstanding, (i) the Pledgor shall remain liable under the contracts and agreements included in the Pledged Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of the rights hereunder shall not release the Pledgor from any of its duties or obligations under the contracts and agreements included in the Pledged Collateral (except in the case of the foregoing clauses (i) and (ii) to the extent that such duties and obligations may have been terminated by reason of a sale, transfer or other disposition of such Pledged Collateral as provided in Section 12 hereof) and (iii) the Administrative Agent shall not have any obligation or liability under the contracts and agreements included in the Pledged Collateral by reason of this Agreement, nor shall the Administrative Agent be obligated to perform any of the obligations or duties of the Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

4. Additional Collateral. Subject to Sections 7 and 8 hereof, in case any distribution payable in additional Pledged Collateral shall be declared with respect to any of the Pledged Collateral, or any fractions thereof shall be issued pursuant to any transaction involving any of the Pledged Collateral, or any interests or obligations shall be distributed upon or with respect to any of the Pledged Collateral, in each case pursuant to a recapitalization or reclassification of the Membership Interests, or pursuant to the dissolution, liquidation (in whole or in part), bankruptcy or reorganization of the Borrower, or to the merger or consolidation of such entity with or into another entity, the interests or obligations so distributed shall either be pledged or shall be delivered to the Administrative Agent promptly, and in any event within three Business Days after receipt thereof, to be held by the Administrative Agent as additional collateral hereunder subject to the terms of this Agreement, and all of the same shall constitute Pledged Collateral for all purposes hereof.

5. Representations, Warranties and Covenants of the Pledgor. The Pledgor hereby represents, warrants and covenants that:

(a) Pledged Collateral. Set forth on Schedule I hereto is a list and description of all of the Pledged Collateral complete and accurate as of the date hereof, each Advance Date, and each date such Schedule I is supplemented or otherwise updated pursuant to the terms hereof, and it is the sole holder of record and the sole beneficial owner of such Pledged Collateral free and clear of any Lien thereon, except Permitted Liens.

(b) NY UCC. The Pledgor’s location (within the meaning of Article 9 of the NY UCC) is, and at all times has been, the State of Delaware. The Pledgor has not changed its name (whether by amendment of its certificate of trust or trust agreement, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the date hereof.

(c) Chief Executive Office; Records; Etc. As of the date hereof, the address of the chief executive office and principal place of business of the Pledgor, and the location of the books and records relating to the Pledged Collateral, are set forth below in Section 20 hereto, and the Pledgor will not change said address or location, other than in accordance with the provisions of the Transaction Documents, or change its name or its jurisdiction of incorporation, formation or organization, as applicable, unless it has provided the Administrative Agent with at least 30 days prior written notice.

(d) Sale or Other Disposition of Pledged Collateral. Except as otherwise expressly permitted under Section 8 hereof, the Pledgor will not assign (by operation of law or otherwise), sell, lease, transfer, pledge or grant a security interest in or otherwise dispose of or abandon, nor will it suffer or permit any of the same to occur with respect to any Pledged Collateral (other than Permitted Liens described in clause (a), (d), (e), (f) or (g) of the definition of “Permitted Liens”). The inclusion of “proceeds” of the Pledged Collateral under the security interest granted herein shall not be deemed a consent by the Administrative Agent to any sale or other disposition of any Pledged Collateral.

(e) Percentage of Outstanding Equity. The Membership Interests constitute, and until the payment and performance in full of the Secured Obligations (other than Obligations that survive the termination of the Loan and Security Agreement) will continue to constitute, 100% of the membership interests of the Borrower.

(f) No Options or Similar Rights. None of the Membership Interests or other Pledged Collateral is subject to any options to purchase or similar rights of any Person.

(g) Required Consents. Except as may be required in connection with any disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally and other than those already obtained, no consent of any Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing (other than the filing of financing statements under the UCC in order to perfect a security interest in that portion of the Pledged Collateral constituting general intangibles) or declaration with any governmental instrumentality is required in connection with (i) the execution, delivery or performance by, or enforceability against, the Pledgor of this Agreement, (ii) the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement.

(h) Nature of Security Interest. Upon the delivery of control agreements to the Administrative Agent, with respect to any Pledged Collateral that constitutes deposit accounts, electronic chattel paper, investment property or letter-of-credit rights, the Administrative Agent on behalf of the Secured Parties shall have control as defined in Sections 9-104, 9-105, 9-106, or 9-107 of the UCC. With respect to all Pledged Collateral not covered by the preceding sentence, to the extent such Pledged Collateral constitutes general intangibles, upon the filing of appropriate financing statements in the office of the Secretary of State of the State of Delaware by the Pledgor, the Administrative Agent shall have a valid and perfected first priority, security interest (subject to Permitted Liens) in such Pledged Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, securing the prompt and complete payment, performance and observance of the Secured Obligations.

(i) No Modification of Certain Agreements; Certain Notices. The Pledgor will not, without the prior written consent of the Administrative Agent, (i) modify, amend or alter in any respect the terms and conditions of any agreement included in the Pledged Collateral (including, without limitation, the LLC Agreement (except as permitted by the Loan and Security Agreement)) nor forgive any indebtedness evidenced by any Pledged Collateral, or (ii) execute any document or instrument or, without limitation of Section 7 hereof, take any other action of any kind which may, in the reasonable judgment of the Pledgor, result in impairing the value of the Pledged Collateral.

(j) Scope of Business. The Pledgor has complied in all respects with all Applicable Laws to which it may be subject, and no item of Pledged Collateral contravenes any Applicable Law, in each case, except for instances of non-compliance or contravention that could not reasonably be expected to have a Material Adverse Effect. The Pledgor will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(k) Governing Documents. The Pledgor shall not modify or terminate any of its Governing Documents in any matter that is materially adverse to the Lenders without the prior written consent of the Administrative Agent.

(l) Further Assurances. The Pledgor will, at the expense of the Borrower, perform all acts and execute all documents reasonably requested by the Administrative Agent from time to time to evidence, perfect, maintain or enforce the Administrative Agent’s first priority security interest granted herein (which may include the dating and implementing of an assignment agreement or the execution of any other security over all or any of the assets which are, or intended to be, the subject of the security granted pursuant to this Agreement) or otherwise in furtherance of the provisions of this Agreement. The Pledgor authorizes the Administrative Agent to execute any documents in the Pledgor’s name and, to the extent not properly filed by the Pledgor, authorizes the Administrative Agent to file such financing statements in any appropriate filing office to evidence, perfect, maintain or enforce the Administrative Agent’s first priority security interest granted herein or otherwise in furtherance of the provisions of this Agreement. Nothing herein shall be construed to imply an obligation or duty on the Administrative Agent to monitor or maintain the perfection or priority of such security interest.

6. Agreement of the Borrower. The Borrower hereby agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it. The Borrower hereby consents (to the extent required by the LLC Agreement) to the pledge by the Pledgor pursuant to the terms of this Agreement of the Membership Interests and, subject in each case to compliance with the terms of this Agreement, to any transfer of Membership Interests pursuant to the terms of this Agreement and in conjunction with the exercise of its remedies following the Exercise Date, to the substitution of the Administrative Agent or its nominee as a substituted limited member of the Borrower with all the rights, powers and duties of a limited member of the Borrower.

7. Voting Rights Prior to Default. Except as otherwise provided in Section 9 hereof, the Pledgor shall be entitled to exercise in a manner consistent with the terms of this Agreement, the voting, consent and similar rights with respect to the Membership Interests, and for that purpose the Administrative Agent shall (if any Membership Interests shall be registered in the name of the Administrative Agent or its nominee) execute or cause to be executed from time to time, at the expense of the Pledgor, such proxies or other instruments in favor of the Pledgor or its nominee, in such form and for such purposes as shall be reasonably required by the Pledgor and shall be specified in a written request therefor, to enable it to exercise such voting power with respect to such Membership Interests; provided that no vote shall be cast, consent given, rights exercised or other action taken by the Pledgor that, in the Pledgor’s judgment, would reasonably be expected to have an adverse effect on any of the Membership Interests or result in a breach of this Agreement or the Transaction Documents; provided, further, that if an Event of Default has occurred and is continuing and the Administrative Agent so notifies the Pledgor (which notice shall not be required in the event of an Insolvency Event involving the Pledgor or the Borrower), the Pledgor shall not exercise the foregoing voting, consent or similar rights without the prior written consent of the Administrative Agent.

8. Distributions. So long as no Event of Default has occurred and is continuing, subject to Section 2.7 of the Loan and Security Agreement, the Pledgor shall be entitled to receive, retain for its own account and transfer any and all payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights paid, issued or distributed from time to time in respect of the Pledged Collateral free and clear of the liens pursuant to this Agreement. All payments, proceeds, dividends, distributions, monies, property, assets, instruments or rights which are received by the Pledgor in violation of the preceding sentence shall be forthwith paid over to the Administrative Agent, on behalf of the Secured Parties in the same form as so received (with any necessary endorsement) and the Pledgor shall provide written notification to the Administrative Agent of such violation and payment.

9. Voting Rights After an Event of Default. Upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the Pledgor (which notice shall not be required in the event of an Insolvency Event involving the Pledgor or the Borrower) all rights of the Pledgor to exercise or refrain from exercising the voting, managerial and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7 hereof shall cease, and thereupon the Administrative Agent shall be entitled to exercise all voting power and other rights, powers and privileges with respect to the Membership Interests.

10. Application of Cash Received. Any cash received by the Administrative Agent pursuant to the provisions of this Agreement shall be applied to the payment of the Secured Obligations in accordance with the Loan and Security Agreement. Nothing contained herein shall be construed as requiring the Administrative Agent to take any action in connection with the sale or other disposition of any Pledged Collateral at any time.

11. Expenses. The Borrower will, upon demand, pay the Administrative Agent for any and all reasonable costs, sums, and expenses which the Administrative Agent may pay or incur pursuant to the provisions of this Agreement or in enforcing the Secured Obligations or the security interest granted hereunder, including, but not limited to, all filing or recording fees, court costs, collection charges, travel expenses, computer fees, telephone fees, duplicating fees and reasonable and documented attorneys’ fees and expenses. Such expenses shall include, without limitation, any such costs paid or incurred by the Administrative Agent in connection with any waivers, amendments, modifications, extensions, renewals or renegotiations.

12. Remedies.

(a) Following the Exercise Date, the Administrative Agent may exercise in respect of any of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the NY UCC at that time (whether or not applicable to the affected Pledged Collateral) and may also, without obligation to resort to other security, at any time and from time to time sell, resell, assign and deliver, in its sole discretion, all or any of the Pledged Collateral, in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and right of redemption thereof, on any securities exchange on which any Pledged Collateral may be listed, or at public or private sale, for cash, upon credit or for future delivery, and in connection therewith the Administrative Agent may grant options; provided that notwithstanding anything to the contrary herein or in any other Transaction Document, in the case of the Termination Date that arises solely due to the occurrence of a Collateral Manager Termination Event, the Administrative Agent shall not order the assembly or liquidation of the Pledged Collateral, or take any action or exercise any power of attorney furnished hereunder in connection with such assembly or liquidation, until on or after the earlier of (x) the date that is twelve (12) months after the Exercise Date or (y) the occurrence of a Termination Date for any other Event of Default that is not due to the occurrence of a Collateral Manager Termination Event.

(b) If any of the Pledged Collateral is sold by the Administrative Agent upon credit or for future delivery, the Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Administrative Agent may resell such Pledged Collateral. In no event shall the Pledgor be credited with any part of the proceeds of sale of any Pledged Collateral until cash payment thereof has actually been received by the Administrative Agent.

(c) The Administrative Agent may purchase any Pledged Collateral at any public sale and, if any Pledged Collateral is of a type customarily sold in a recognized market or is of the type which is the subject of widely distributed standard price quotations, the Administrative Agent may purchase such Pledged Collateral at a private sale, free from any right of redemption, which is hereby waived and released to the extent permitted by applicable law, and in each case may make payment therefor by any means, including, without limitation, by release or discharge of Secured Obligations in lieu of cash payment.

(d) No demand, advertisement or notice, all of which are hereby expressly waived, shall be required in connection with any sale or other disposition of any part of the Pledged Collateral which threatens to decline rapidly in value or which is of a type customarily sold on a recognized market; otherwise the Administrative Agent shall give the Pledgor at least 10 days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice the Pledgor agrees is reasonable, all other demands, advertisements and notices being hereby waived.

(e) The Administrative Agent shall not be obligated to make any sale of Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(f) The remedies provided herein in favor of the Administrative Agent shall not be deemed to be exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of the Administrative Agent existing at law or in equity.

13. Application of Proceeds of Sale. After the Exercise Date, all proceeds of any sale of Pledged Collateral, as well as all Pledged Collateral consisting of cash, shall be applied in accordance with Section 2.8 of the Loan and Security Agreement.

14. Administrative Agent Appointed Attorney-in-Fact.

(a) To effectuate the terms and provisions hereof, the Pledgor hereby appoints (exercisable upon the occurrence and during the continuance of any Event of Default) the Administrative Agent as its attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof. Without limiting the generality of the foregoing, the Administrative Agent shall, following the occurrence and during the continuance of an Event of Default, have the right and power to:

(i) receive, endorse and collect all checks and other orders for the payment of money made payable to the Pledgor representing any interest or other distribution or amount payable in respect of the Pledged Collateral or any part thereof and to give full discharge for the same; and

(ii) execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral and to exercise all rights and privileges of (or on behalf of) the owner of any Pledged Collateral, including, without limitation, all voting rights with respect to the Membership Interests.

(b) All acts done under the foregoing authorization are hereby ratified and approved by the Pledgor, and neither the Administrative Agent nor any designee or agent thereof shall be liable for any acts of commission or omission, for any error of judgment or for any mistake of fact or law, absent willful misconduct or gross negligence as determined in a final judgment by a court of competent jurisdiction.

(c) This limited power of attorney, being coupled with an interest and given by way of security for the payment of the Secured Obligations, is irrevocable until the payment and performance in full of the Secured Obligations (other than Obligations that survive the termination of the Loan and Security Agreement).

15. Administrative Agent’s Duties.

(a) The Administrative Agent shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Pledged Collateral. The Administrative Agent shall not be liable to the Pledgor (i) for any loss or damage sustained by the Pledgor, or (ii) for any loss, damage, depreciation or other diminution in the value of any of the Pledged Collateral that may occur as a result of or in connection with or that is in any way related to any exercise by the Administrative Agent of any right or remedy under this Agreement, any failure to demand, collect or realize upon any of the Pledged Collateral or any delay in doing so, or any other act or failure to act on the part of the Administrative Agent, except to the extent that the same is caused by its own gross negligence or willful misconduct (as determined in a final judgment by a court of competent jurisdiction).

(b) The Pledgor hereby releases the Administrative Agent from any claims, causes of action and demands at any time arising out of or with respect to this Agreement, the Pledged Collateral and/or any actions taken or omitted to be taken by the Administrative Agent with respect thereto (except such claims, causes of action and demands arising from the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction in a final non-appealable judgment).

16. No Waiver; Remedies. No failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

17. Administrative Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Pledgor, pursuant to the terms of Section 11 hereof.

18. Consent to Jurisdiction; Service of Process; Setoff.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

(b) Each of the Pledgor, the Administrative Agent and the Borrower hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York City, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address as provided in Section 20;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 18 any special, exemplary, punitive or consequential damages.

(c) The Pledgor agrees that this Section 18 is a specific and material aspect of this Agreement and acknowledges that the Administrative Agent would not enter into the Loan and Security Agreement if this Section 18 was not part of this Agreement.

19. Admissibility of Agreement. The Pledgor agrees that any copy of this Agreement signed by the Pledgor and transmitted by telecopier or by electronic mail in portable document format (.pdf) for delivery to the Administrative Agent shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

20. Address for Notices. All notices and other communications hereunder, unless otherwise stated herein, shall be in writing (which shall include facsimile communication and communication by email in portable document format (.pdf)) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name below or at such other address as shall be designated by such party in a written notice to the other parties hereto:

If to the Borrower:

First Eagle Credit Opportunities Fund SPV, LLC
500 Boylston Street, Suite 1250
Boston, MA 02116

Email: terry.olson@feim.com

If to the Pledgor:

First Eagle Credit Opportunities Fund
1345 Avenue of the Americas

New York, NY 10105
Email: Sabrina.Carlson@feim.com

If to the Administrative Agent:

Ally Bank
3 Bethesda Metro Center
Suite 925
Bethesda, MD 20814
Attention: Keith W. Harris
Telephone No.: (301) 273-6050
Email: keith.harris@Ally.com; sharon.du@ally.com

Notices and communications by facsimile and e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.

21. Terms. All terms defined in the NY UCC and used herein shall have the meanings as defined in the NY UCC, unless otherwise defined herein or in the Loan and Security Agreement or the context otherwise requires.

22. Amendments and Waivers. No provision hereof shall be modified, altered, waived or limited except by written instrument expressly referring to this Agreement and to such provision, and executed by the party to be charged. For the avoidance of doubt, in the event that an Event of Default has occurred but has been waived unconditionally and in its entirety in accordance with the terms of the Transaction Documents, such Event of Default shall be deemed to have not “occurred” and references to “after the occurrence of an Event of Default” shall be inapplicable for all purposes in this Agreement or any of the Transaction Documents, except to the extent otherwise provided for in the relevant waiver; provided that any waiver which by its terms becomes effective upon certain conditions precedent being met will not be considered a conditional waiver solely due to the existence of such conditions precedent if all such conditions precedent to effectiveness have been satisfied.

23. Continuing Security Interest; Assignments. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the payment and performance in full of the Secured Obligations (other than Obligations that survive the termination of the Loan and Security Agreement), (b) be binding upon and inure to the benefit of, and be enforceable by, the Pledgor and its successors and assigns and (c) be binding upon and inure to the benefit of, and be enforceable by, the Administrative Agent and its successors, transferees and assigns. Upon the occurrence of an event described in clause (a) of the preceding sentence, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the Pledgor. Upon any such termination, the Administrative Agent will, at Pledgor’s expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination and will assign, transfer and deliver to the Pledgor, without recourse and without representation or warranty, such of the Pledged Collateral as may then be in possession of the Administrative Agent.

24. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (which may be effectively delivered by facsimile or other electronic means), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

25. Heading and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes. The Administrative Agent is authorized to annex hereto any schedules referred to herein.

26. Security Interest Absolute. All rights of the Administrative Agent and security interests hereunder, and all of the obligations of the Pledgor hereunder, shall be absolute and unconditional, irrespective of:

(i) any lack of validity or enforceability of any Secured Obligation or any agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any agreement or instrument relating thereto;

(iii) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, relating to any of the Secured Obligations; or

(iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest, lien or other encumbrance (other than payment in full of the Secured Obligations).

27. Acknowledgment of Receipt. The Pledgor and Borrower acknowledge receipt of a copy of this Agreement.

28. Tax Characterization. The Pledgor shall, and shall cause the Borrower to, treat the Loan Advances advanced under the Loan and Security Agreement and Notes as indebtedness of the Borrower for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

29. Confidentiality. Each party hereto agrees to maintain, and to cause each of its Affiliates to maintain, the confidentiality of the terms and conditions of the Transaction Documents and the transactions contemplated hereby and thereby and the identity of the parties thereto and any other Persons otherwise participating in such transactions, except as may be requested or required by law, rule, regulation, regulatory authority or self-regulatory authority or pursuant to other legal process or to officers, directors, employees, agents and advisors of such party, or to legal counsel to such party and any of their Affiliates. The provisions of Section 12.13 of the Loan and Security Agreement are incorporated into this Agreement by reference, mutatis mutandis, as if fully set forth herein.

30. Electronic Signatures. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FIRST EAGLE CREDIT OPPORTUNITIES FUND, as Pledgor

By:	/s/ Sheelyn Michael
Name: Sheelyn Michael
Title: Secretary

By:	/s/ Joseph Malone
Name: Joseph Malone
Title: Chief Financial Officer

[Signature Page to Pledge Agreement]

ALLY BANK, as Administrative Agent

By:	/s/ Jason M. Cardella
Name: Jason M. Cardella
Title: Authorized Signatory Ally CF

[Signature Page to Pledge Agreement]

Agreed and accepted as of the date first written above:

first eagle credit opportunities fund spv, llc,
as Borrower

By:	/s/ Sheelyn Michael
Name: Sheelyn Michael
Title: Authorized Signatory

[Signature Page to Pledge Agreement]

SCHEDULE I

to Pledge Agreement

Description of Membership Interests

Membership Interest Issuer	Type of Interests	Percentage of Outstanding Interests
first eagle credit opportunities fund spv, llc	MEMBERSHIP	100%